EXHIBIT 4.2

[FORM OF TIME-BASED VESTED RESTRICTED STOCK AGREEMENT]

EPICOR SOFTWARE CORPORATION

2007 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Grant #

NOTICE OF GRANT

Epicor Software Corporation (the “Company”) hereby grants you, [NAME] (the “Grantee”), an award of Restricted Stock under the Company’s 2007 Stock Incentive Plan (the “Plan”). The date of this Restricted Stock Agreement (the “Agreement”) is [DATE] (the “Grant Date”). Subject to the provisions of Appendix A (attached) and of the Plan, the principal features of this grant are as follows:

Total Number of Shares of Restricted Stock:	[NUMBER]

Scheduled Vesting Dates/Period of Restriction:		Number of Shares:

[VESTING SCHEDULE]*		[NUMBER OF SHARES THAT VEST]

IMPORTANT:

*	Except as otherwise provided in Appendix A, Grantee will not vest in the Restricted Stock unless he or she is a Service Provider of the Company or one of its Subsidiaries through the applicable vesting date.

Your signature below indicates your agreement to receive the Shares subject to this Award and your agreement and understanding that this Award is subject to all of the terms and conditions contained in the Plan and this Agreement, including this Notice of Grant and Appendix A. For example, important additional information on vesting and forfeiture of the Shares covered by this grant is contained in paragraphs 3 through 5 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.

GRANTEE	EPICOR SOFTWARE CORPORATION

Signature	By

Print Name	Title

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK GRANT

1. Grant. The Company hereby awards to the Grantee, as a separate incentive in connection with his employment and not in lieu of any salary or other compensation for his or her services, the number of Shares of Restricted Stock indicated on the Notice of Grant, subject to all of the terms and conditions in this Agreement and the Plan. By accepting this award of Restricted Stock, the par value of $0.001 for each Share of Restricted Stock will be deemed paid by the Grantee by past services rendered or, to the extent the Grantee is a newly hired employee, future services to be rendered, and will be subject to the appropriate tax withholdings.

2. Shares Held in Escrow. Unless and until the Shares of Restricted Stock will have vested in the manner set forth in paragraphs 3 and 4, such Shares will be issued in the name of the Grantee and held by the Secretary of the Company (or its designee) as escrow agent (the “Escrow Agent”), and will not be sold, transferred or otherwise disposed of, and will not be pledged or otherwise hypothecated. The Company may determine to issue the Shares in book entry form and/or may instruct the transfer agent for its Common Stock to place a legend on the certificates representing the Restricted Stock or otherwise note its records as to the restrictions on transfer set forth in this Agreement and the Plan. The certificate or certificates representing such Shares will not be delivered by the Escrow Agent to the Grantee unless and until the Shares have vested and all other terms and conditions in this Agreement have been satisfied.

3. Vesting Schedule/Period of Restriction. Except as provided in paragraph 4, and subject to paragraph 5, the Shares of Restricted Stock awarded by this Agreement shall vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares of Restricted Stock shall not vest in the Grantee in accordance with any of the provisions of this Agreement unless the Grantee shall have remained a Service Provider from the Grant Date through the applicable vesting date.

4. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Shares of Restricted Stock at any time, subject to the terms of the Plan. If so accelerated, such Shares will be considered as having vested as of the date specified by the Administrator.

5. Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the Shares of Restricted Stock that have not vested at the time the Grantee ceases to be a Service Provider will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. The Grantee shall not be entitled to a refund of the price paid for the Shares returned to the Company pursuant to this paragraph 5. The Grantee hereby appoints the Escrow Agent with full power of substitution, as the Grantee’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of the Grantee to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares to the Company upon such cessation of the Service Provider relationship.

6. Death of Grantee. Any distribution or delivery to be made to the Grantee under this Agreement will, if the Grantee is then deceased, be made to the administrator or executor of the Grantee’s estate. Any such administrator or executor must furnish the Company with (A) written notice of his or her status as transferee, (B) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer, and (C) written acceptance of the terms and conditions of this award of Restricted Stock as set forth in this Agreement.

7. Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no Restricted Stock will be released by the Escrow Agent from escrow unless and until satisfactory arrangements (as determined by the Company) have been made by the Grantee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such Shares. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Grantee to satisfy such tax withholding obligation, in whole or in part by one or more of the following (without limitation): (A) paying cash, (B) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (C) delivering to the Company already vested and owned Shares having a Fair Market value equal to the amount required to be withheld, or (D) selling a sufficient number of such Shares otherwise deliverable to Grantee through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. If the Grantee fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Shares otherwise are scheduled to vest pursuant to paragraph 3, the Grantee will permanently forfeit such Shares and the Shares will be returned to the Company at no cost to the Company.

8. Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee or the Escrow Agent (including through electronic delivery to a brokerage account). Except as provided in paragraph 10, after such issuance, recordation and delivery, the Grantee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

9. No Effect on Continued Service. Subject to any employment or other contract for service with the Grantee, the terms of such continued service will be determined from time to time by the Company or the Subsidiary for which the Grantee is a Service Provider, as the case may be, and the Company or the Subsidiary for which the Grantee is a Service Provider, as the case may be, will have the right, which is hereby expressly reserved, to terminate or change the terms of the Grantee’s continued service at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder and the vesting schedule set forth on the first page of this Agreement do not constitute an express or implied promise of continued engagement as a Service Provider for any period of time.

10. Changes in Shares. In the event that as a result of a stock dividend, stock split, recapitalization, combination of Shares, exchange of Shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, the Shares will be increased, reduced or otherwise affected, and by virtue of any such event the Grantee will in his or her capacity as owner of unvested Shares which have been awarded to him or her (the “Prior Shares”) be entitled to new or additional or different shares of stock, cash or other securities or property (other than rights or warrants to purchase securities), such new or additional or different shares, cash or securities or property will thereupon be considered to be unvested Restricted Stock and will be subject to all of the conditions and restrictions that were applicable to the Prior Shares pursuant to this Agreement and the Plan. If the Grantee receives rights or warrants with respect to any Prior Shares, such rights or warrants may be held or exercised by the Grantee, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the Prior Shares pursuant to the Plan and this Agreement. The Administrator in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional shares of Restricted Stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.

11. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its Secretary and General Counsel, Epicor Software Corporation, 18200 Von Karman Avenue, Irvine, CA 92612, or at such other address as the Company may hereafter designate in writing.

12. Grant is Not Transferable. Except to the limited extent provided in this Agreement, the unvested Shares subject to this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any unvested Shares subject to this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

13. Restrictions on Sale of Securities. The Shares issued as payment for vested Restricted Stock awarded under this Agreement will be registered under federal securities laws and will be freely tradable upon receipt. However, a Grantee’s subsequent sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

14. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15. Additional Conditions to Release from Escrow. The Company shall not be required to issue any certificate or certificates for Shares hereunder or release such Shares from the escrow established pursuant to paragraph 2 prior to fulfillment of all the following conditions: (A) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (B) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; (C) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and (D) the lapse of such reasonable period of time following the date of grant of the Restricted Stock as the Administrator may establish from time to time for reasons of administrative convenience.

16. Plan Governs. This Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Agreement will have the meaning set forth in the Plan.

17. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares of Restricted Stock have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon the Grantee, the Company and all other interested persons. No individual serving as the Administrator (either serving alone or with other individuals) will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

18. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Shares of Restricted Stock awarded under the Plan or future Restricted Stock that may be awarded under the Plan by electronic means or request Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

20. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

21. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Grantee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.

22. Amendment, Suspension or Termination of the Plan. By accepting this Restricted Stock award, the Grantee expressly warrants that he or she has received a Restricted Stock award under the Plan, and has received, read and understood a description of the Plan. The Grantee understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

23. Notice of Governing Law. This award of Restricted Stock shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws.

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